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                                                                 [FUNDTECH LOGO]


         CONTACTS:


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
         Yoram Bibring                                            Claudia Gatlin
         Fundtech Ltd.                                            CMG International
         Tel: 1-201-946-1100                                      Tel: 1-212-830-9080
         Email: yoramb@fundtech.com                               Email: cmginternational@msn.com
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                    FUNDTECH UPDATES THIRD QUARTER GUIDANCE


JERSEY CITY, NJ, OCTOBER 10, 2001 - Fundtech Ltd. (NASDAQ: FNDT), a leading provider of global payments and cash management solutions, today announced that it expects revenues for the third quarter ending September 30, 2001 to be $10.5 million to $11.2 million, compared with its earlier revenue guidance of $11-$12 million. The change is attributable to deals that were delayed in the aftermath of the September 11th attacks, and several CLS contracts that were pushed-out after the Continuous Link Settlement Bank announced the delay of the go-live date until the second quarter of 2002.

Reuven Ben Menachem, Chairman and CEO of Fundtech, said "We are pleased that we have added 6 new banks during the third quarter and closed 18 major deals. This was good progress in light of the September events, and we came close to our previous Q3 revenue guidance. Also, we booked an additional $1.6 million of ASP business, which will be recognized in quarterly installments. However, the tragic events of September 11th have increased the level of uncertainty; therefore, we believe it is prudent to be conservative in our
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financial judgments. This conservatism is reflected in higher accruals and an increase in the reserve for doubtful accounts."

Excluding amortization of goodwill, and non-cash charges, the loss per share for the third quarter is expected to be between $0.25 and $0.35, compared with earlier guidance of a loss of $0.12 per share. The larger than expected loss is due to several factors including: slightly lower than expected revenue; higher software development expense resulting from significantly lower required capitalization of development costs; and higher accruals in various expense categories.

In addition, the Company will record a non-cash expense of approximately $1.5 million relating to the transfer of a portion of the unrealized loss on an investment from the equity section of the balance sheet to the income statement as required by FASB 115. This change represents a technical reclassification and has no economic impact on the Company. The Company also intends to increase its reserve for doubtful accounts by $2.5 to $3.0 million. Thus, when Fundtech reports its final results on Thursday, November 1st, it currently expects to report a net loss of between $0.65 and $0.75 per share.

"We have tremendous confidence in our business and our long-term future. In the fourth quarter, we will see the full effect of our cost reduction measures. We still have a large pipeline of potential business, and we are looking forward to substantial demand for the new products we will be offering next year. Our financial condition is excellent; we have a very strong balance sheet with over $50.0 million in cash and equivalents as of September 30th, and


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we expect to emerge from this period of uncertainty as one of the strongest companies in our sector," said Mr. Ben Menachem.

THE COMPANY WILL HOLD A CONFERENCE CALL ON THURSDAY, OCTOBER 11, BEGINNING AT 8:30 A.M. EDT. TO PARTICIPATE, PLEASE CALL 877-370-1460 OR 706-679-3312 AND ASK FOR THE FUNDTECH CALL. IN ISRAEL, THE NUMBER TO CALL IS (03) 9255910.

A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE FOR PLAYBACK FROM 10:30 A.M.
(EDT) ON OCTOBER 11TH UNTIL 10:30 A.M. (EDT) ON OCTOBER 17TH. THE REPLAY MAY BE ACCESSED BY DIALING (800) 642-1687 OR (706) 645-9291. THE ACCESS CODE IS 2076581. IN ISRAEL, THE REPLAY NUMBER IS (03)-9255933

THE EVENT WILL ALSO BE BROADCAST LIVE OVER THE INTERNET AND CAN BE ACCESSED BY ALL INTERESTED PARTIES AT WWW.FUNDTECH.COM.


ABOUT FUNDTECH

Fundtech (www.fundtech.com) is a leading provider of software solutions and services that facilitate e-payments and e-banking by enabling businesses through their banks to electronically manage cash, process payments and transfer funds. The Company's client-server and Internet software products and services automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real-time. Its solutions have been sold to more than 700 financial institutions around the globe.

FORWARD LOOKING STATEMENTS:

Statements included in this Release may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this Release, the words, "estimates," "expects," "anticipates," "believes," "plans," "intends," and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and


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uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The factors that could cause actual results to differ materially from those discussed or identified from time to time in Fundtech's public filings, including general economic and market conditions, changes in regulations and taxes and changes in competition in pricing environment. Undo reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. Fundtech undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this Release or to reflect the occurrence of unanticipated events.







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